Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-91700 on Form S-8 of our report dated March 29, 2010, relating to the consolidated financial statements and financial statement schedule of Aéropostale, Inc. and its subsidiaries (the “Company”), and of our report dated March 29, 2010, relating to the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Aéropostale, Inc. and its subsidiaries for the year ended January 30, 2010.

/s/ Deloitte and Touche LLP

New York, New York

March 29, 2010

58